December 7, 2016

Dear Stockholder,

Thank you for your investment in Carter Validus Mission Critical REIT, Inc. We are writing today to provide you with an update regarding your investment, including information regarding the estimated net asset value (“NAV”) per share of our common stock recently determined by our board of directors (the “Board”).

On November 28, 2016, the Board, upon the recommendation of the audit committee of the Board, which is comprised solely of independent directors (the “Committee”), approved an estimated per share NAV of our common stock of $10.02 (the “Estimated Per Share NAV”). The Board determined the Estimated Per Share NAV in order to assist broker-dealers that participated in our offering in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by FINRA, with respect to customer account statements. The Board engaged Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm, to calculate an estimated NAV and provide an appraised value on 79 of the 84 properties in our real estate portfolio as of September 30, 2016. In calculating the estimated NAV, Stanger also considered, among other things, appraisal reports prepared by a third party other than Stanger on five properties we acquired on May 23, 2016 and Stanger’s estimate of our secured notes payable, consolidated joint venture and unconsolidated joint venture. The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The Board directed the Committee to review Stanger’s valuation analysis and estimates and recommend the Estimated Per Share NAV to the Board. The determination of the Estimated Per Share NAV was solely the decision of the Board.

Your account statement for the quarter ended September 30, 2016 reflected the estimated per share NAV of $10.05. Your future quarterly account statements, however, will reflect the Estimated Per Share NAV of $10.02.

If you participate in our distribution reinvestment plan, under which your monthly distributions are reinvested in additional shares of our common stock, effective January 1, 2017, your distributions will be reinvested at $9.519 per share, which equals 95% of the Estimated Per Share NAV.

In accordance with our Share Repurchase Program (the “SRP”), after such time as the Board has determined a reasonable estimate of the value of our shares of common stock, the per share repurchase price will be based on the most recent estimated value of the shares as follows: after one year from the purchase date, 92.5% of the most recent estimated value of each share; after two years from the purchase date; 95% of the most recent estimated value of each share; after three years from the purchase date, 97.5% of the most recent estimated value of each share; and after four years from the purchase date, 100% of the most recent estimated value of each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). As a result of the Board’s determination of the Estimated Per Share NAV, $10.02 shall serve as the most recent estimated value for purposes of the SRP, effective January 1, 2017, until such time as the Board provides a new estimated share value. Except as set forth in this letter, the material terms of the SRP remain unchanged.

It is important to keep in mind that the Estimated Per Share NAV of $10.02 is simply a snapshot as of a particular date, which can fluctuate over time, should we purchase additional properties and potentially sell properties, and is not intended to represent the amount that you could expect to receive if you were to sell your shares of common stock now or if we liquidate in the future. Further, the various factors considered by the Board in determining the Estimated Per Share NAV were based on a number of assumptions and estimates that may not be accurate or complete. Subsequent estimates of our NAV per share will be prepared at least annually. For a description of the methodology and assumptions used to determine the Estimated Per Share NAV, please see our Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on December 7, 2016.

If you have any questions, please contact your Financial Advisor or our Investment Services team at (813) 287-0101.

Sincerely,

John E. Carter
Chairman and Chief Executive Officer
Carter Validus Mission Critical REIT, Inc.
Forward-looking Statements
This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated net asset value per share of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2016, June 30, 2016, and September 30, 2016, filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to pay a monthly distribution, the Company’s inability to maximize returns to investors and the Company’s inability to realize a wide variety of future liquidity opportunities. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.